Exhibit 99.1

Financial Report

January - March 2011

Sales:	$2,109 million

Operating margin:	12.1%

EPS:	$1.93

(Stockholm, April 20, 2011) – – – For the three-month period ended March 31, 2011, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems –reported record quarterly sales, operating income, net income and earnings per share.

Compared to the same quarter 2010, consolidated net sales increased by 23% to $2,109 million with the organic sales portion growing at a rate of 14%, significantly outperforming global light vehicle production (LVP) which grew by 5%.

Operating income improved by 30% to $255 million, income before taxes by 34% to $240 million, net income by 42% to $182 million and earnings per share assuming dilution by 39% to $1.93.

Operating margin increased to 12.1% from 11.4% for the same quarter 2010.

Cash flow from operations amounted to $141 million and to $63 million before financing.

For the second quarter of 2011, the Company expects organic sales to be flat as compared to the same quarter 2010 and consolidated net sales to rise by approximately 9%. An operating margin of around 9% is expected for the quarter. For the full year, the current indications are a sales increase of approximately 15% with organic sales growing by about 8% and an operating margin of around 11.5%. These forecasts are uncertain due to the difficulties in predicting disruptions at vehicle assembly lines due to unexpected component shortages after the earthquake in Japan.

An earnings conference call will be held at 3:00 p.m. (CET) today April 20. To follow the webcast or to obtain your pin code and phone number, please access www.autoliv.com.

Q1 – Report 2011

Market Overview

During the three-month period January - March 2011, global light vehicle production (LVP) is estimated by IHS to have increased by 5% compared to the same quarter 2010. This was 1 percentage point (pp) less than expected by IHS at the beginning of the quarter, due to the earthquake/tsunami in Japan.

In Europe (including Eastern Europe), where Autoliv derives almost 40% of its revenues, LVP is estimated to have increased by 8%. In Western Europe, the estimated increase was 4% and Eastern Europe 19%.

In The Americas, which accounts for more than 30% of revenues, LVP increased by 14%. Chrysler, General Motors (GM) and Ford increased their North American production by 27%, 18% and 15%, respectively, while the Asian and European vehicle manufacturers increased their North American production by 11%.

In China, which accounts for just over one tenth of consolidated sales, LVP grew by 9% which was 6 pp more than IHS’s expectation in January.

In Japan, which accounts for slightly less than one tenth of Autoliv’s consolidated sales, LVP dropped by 32%. Before the earthquake in March, Japanese LVP was expected to decline by 7%.

In the Rest of Asia (RoA), which accounts for one tenth of sales, LVP grew by 17%, which was 4 pp more than expected. This was primarily due to a 22% increase in India. The important South Korean market grew by 14%.

Consolidated Sales

Consolidated sales increased by 23% to $2,109 million compared to the same quarter 2010. Acquisitions (see Significant Events) added 6% and currency effects 3%. Consequently, organic sales (non-U.S. GAAP measure, see enclosed table) increased by 14%. At the beginning of the quarter, organic sales were expected to increase by “more than 10%”.

Sales were better than expected in all regions except in Japan, where component shortages caused by the earthquake/tsunami have halted vehicle production. This reduced Autoliv’s organic sales by slightly more than $30 million.

Autoliv’s organic sales growth, which was nearly three times as much as the LVP growth, was mainly driven by new vehicle models that were launched last year and in which Autoliv has a high supply value.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) rose by 23% to $1,385 million compared to the same quarter 2010. Acquisitions added slightly less than 6% and currency effects less than 3%. Organic sales of airbag products grew by almost 15%. This was three times as much as the 5% increase in global LVP. Sales were driven by strong demand for side airbags and electronics for passive safety, and by strong performance with Chrysler, GM and Ford, as well as with Hyundai, Mercedes, Great Wall and Wuling.

Sales of seatbelt products grew by slightly more than 19% to $686 million. Acquisitions added slightly less than 7% and currency effects less than 3%. The organic sales increase of just over 10% was twice as much as the 5% increase in global LVP. Sales were driven by new business, mainly in Europe, China and North America.

Sales of active safety products (automotive radar and night vision systems) increased by 93% to $37 million and organically by 92%, mainly due to new radar business with Chrysler, higher take-rates at Mercedes and by higher take-rates for night vision systems at BMW and Audi.

Sales by Region

Sales from Autoliv’s European companies increased by 12% to $826 million including favorable currency effects of 1%. Organic sales growth of 11% compares favorably with the 8% increase in European LVP. Autoliv’s strong performance was primarily due to several new business contracts and vehicle launches (such as the new Ford C-max and Focus; and the Audi A8, A7 and A1), as well as to volume increases for BMW’s 5-series and Mini Countryman; Opel’s Astra and the Mercedes C-class.

Sales from Autoliv’s companies in The Americas rose by 29% to $671 million including favorable currency effects that added 2%. Organic sales growth of 27% was nearly twice as much as the 14% increase in the region’s LVP. This was primarily due to a favorable LVP mix and strong performance of several new models with high safety content such as Ford’s Edge and new Focus; Chrysler’s 200 and 300; Dodge’s Charger; Chevrolet’s Cruze, Volt and Impala and Fiat’s launch of the 500 US.

Sales from Autoliv’s companies in China rose by 31% to $230 million. Acquisitions added slightly less than 5% and currency effects less than 4%. Organic sales growth of almost 23% was more than twice as much as Chinese LVP, driven by several vehicle models such as Nissan’s Qashqai and Teana; Great Wall’s Voleex C30; Geely’s Emgrand EC7 and EC8; BMW’s 5-series, Mercedes’ E-class; Peugeot’s 206+ and 308; Hyundai’s ix35 and Verna; Chevrolet’s Cruze; Buick’s Excel; Toyota’s Reiz and LandCruiser Prado; and the recently launched Wuling Hongguang.

Sales from Autoliv’s companies in Japan decreased by 5% to $185 million despite the fact that currency effects added 10%. However, the organic sales decline of 15% was 17 pp less than the drop in Japanese LVP of 32%. This was due to strong sales performance before the earthquake of several recently launched vehicle models with high safety content from Autoliv. Some of these include the Lexus CT; Honda’s CRV and Life; Nissan’s Safari; Toyota’s Ractis and Mazda’s CX. Sales were also driven by export sales to South Korea.

Sales from Autoliv’s companies in the Rest of Asia (RoA) jumped by 107% to $197 million, primarily due to acquisitions that boosted sales by 94%. Excluding the effect of acquisitions and of currencies that added 3%, organic sales rose by 10%, which was 7% less than the increase in the region’s LVP. This reflects an unfavorable LVP mix in India, Thailand and Indonesia where LVP is heavily skewed towards low-end vehicles with low safety content. This was mitigated by sales in the important South Korean market where organic sales grew in line with the LVP increase.

Q1 – Report 2011

Earnings

For the first quarter 2011, Autoliv reported the highest quarterly gross profit, operating income, income before taxes and net income in the Company’s history, despite the negative effect from the earthquake/tsunami in Japan. The all-time-high results are due to the Company’s strong sales performance and the results of our restructuring efforts initiated in July 2008.

Gross profit improved by 21% or $82 million to $466 million compared to the same quarter in 2010 due to the sales improvement. However, gross margin declined to 22.1% from 22.3% in the first quarter 2010 due to higher raw material prices that had almost a 1 percentage point (pp) negative effect.

Operating income improved by 30% or $59 million to $255 million due to the gross profit improvement and $9 million lower operating expense due to less restructuring needs. These favorable effects were partially offset by $23 million higher Research, Development and Engineering (R,D&E) expense, net and a $10 million higher Selling, General & Administrative (S,G&A) expense, partially due to currency effects and acquisitions. However, in relation to sales, S,G&A expense declined to 4.3% from 4.7% and R,D&E expense, net increased only by 0.1 pp to 5.4%. Operating margin improved to 12.1% from 11.4% despite an estimated 0.5 pp negative impact from the Japanese earthquake/tsunami.

Income before taxes improved by 34% or $61 million to $240 million, virtually in line with the $59 million improvement in operating income. Earnings in affiliates was an income of $1 million instead of a loss in the same amount in the corresponding quarter 2010.

Net income attributable to controlling interest improved by 44% or $55 million to $181million. The effective tax rate was 23.9% compared to 28.5% in the same quarter 2010. Discrete tax items reduced the effective tax rate by 3.2% in the quarter. Discrete items were not material in the first quarter 2010.

Earnings per share assuming dilution rose by 39% or $0.54 to $1.93. The positive discrete tax items had a favorable impact of 8 cents, while more shares outstanding had a negative effect of 7 cents. The weighted average number of shares outstanding, assuming dilution, increased by 3% to 93.9 million from the same quarter 2010.

The return on capital employed improved to 33% from 25% and the return on equity to 24% from 21% during the first quarter 2010.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $141 million. In the same quarter 2010, operations generated $149 million in cash.

Cash flow before financing (non-U.S. GAAP measures, see enclosed table) amounted to $63 million compared to $53 million during the same quarter 2010. Capital expenditures, net of $80 million were $15 million more than depreciation and amortization in the quarter and $44 million more than the unusually low capital expenditures during the first quarter 2010.

During the quarter, operating working capital (non-U.S. GAAP measure) increased to 6.8% of sales from an unusually low level of 5.4% at the end of previous quarter.

The Company has the policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables increased by 19% and in relation to sales to 70 days outstanding from 66 at the end of the previous quarter, but declined from 72 days on March 31, 2010. During the quarter, inventories increased by 8% while days inventory outstanding decreased to 29 days from 31 days due to higher sales.

Despite the positive cash flow, net debt (non-U.S. GAAP measure, see table) increased during the quarter by $2 million to $129 million at the end of the quarter. This was mainly due to negative currency translation effects of $36 million and dividend payments of $36 million. Gross interest-bearing debt increased during the quarter by $22 million to $747 million due to currency translation effects.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. During the quarter, the Company’s leverage ratio stood unchanged at 0.1 times as on December 31, 2010, while the interest coverage ratio increased to 14.8 times from 14.1 times at the end of the previous quarter. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio stood unchanged at 4% on March 31, 2011 as at the end of December 2010.

During the quarter, total equity increased by $174 million to $3,114 million mainly due to net income of $182 million, favorable currency effects of $23 million and common stock incentives of $7 million. This was partially offset by a $38 million accrual for the declared dividend which will be paid in the second quarter. Total parent shareholders equity was $3,101 million corresponding to $34.76 per share.

Launches in the 1st Quarter

•	Chevrolet’s new Aveo: Side airbags, inflatable curtains and seatbelts with pretensioners.

•	Chrysler’s new 300: Seatbelts with pretensioners and radar for blind-spot detection.

•	Dodge’s new Charger: Steering wheel, driver airbag, seatbelts with pretensioners and radar for blind-spot detection.

•	Fiat’s new 500 US: Steering wheel, driver airbag, passenger airbag, knee airbag, side airbags, inflatable curtains and seatbelts with pretensioners.

•	Hyundai’s new Grandeur: Driver airbag, passenger airbag, knee airbag, side airbags, inflatable curtains and safety electronics.

•	Mitsubishi’s new i-MiEV: Side airbags and inflatable curtains.

•	Peugeot’s new 508: Side airbags, inflatable curtains and seatbelts with pretensioners.

Q1 – Report 2011

Headcount

Total headcount (permanent employees and temporary personnel) increased by 2,400 during the quarter to 45,700, primarily due to an increase of 1,700 in low-cost countries (LCC). In high-cost countries (HCC), headcount increased by less than 700, of which nearly 600 were temporary personnel.

Currently, 63% of total headcount is in low-cost countries, 71% are direct workers in manufacturing and 22% are temporary personnel. A year ago, these ratios were 60%, 69% and 22%, respectively.

Outlook

Based on Autoliv’s current call-offs from customers, we expect the Company’s second quarter organic sales to remain unchanged compared to the same quarter 2010. However, due to the difficulties in accurately assessing the stability in deliveries of components from Japan, our customers may unexpectedly change their production plans during the quarter for one or several vehicle models. Inevitably, this makes our sales and margin guidance very uncertain. Currency effects are expected to add slightly more than 8% to sales, provided that current exchange rates prevail while acquisitions, net are expected to add less than 1%. Based on these assumptions, consolidated sales are expected to increase by approximately 9% in the second quarter and operating margin is expected to reach approximately 9%.

For the full year 2011, IHS currently indicates in their most recent forecasts that global LVP could increase by 4% compared to 2010, despite LVP in Japan dropping by 21%. This is based not only on the uncertain production situation in the second quarter, but also on IHS’s assumption that almost all of the loss in global LVP in the second quarter could be recovered during the fall. However, there will be significant differences among vehicle manufacturers in their recovery levels. Based on these assumptions, Autoliv’s organic sales would grow by approximately 8% and consolidated sales for the full year would increase by about 15%, provided that current exchange rates prevail. Acquisitions are expected to add 2% to sales. Current assumptions also indicate that the Company would still reach an operating margin around 11.5% for the full year 2011 despite higher raw material prices and the Japanese earthquake, but due to the high uncertainty in LVP plans the risk has increased since the beginning of the year when the indication was to reach an operating margin of at least 11.5%.

The projected effective tax rate for the remainder of the year, excluding any discrete tax items that might arise, is estimated to be around 28%.

Other Significant Events

•	The quarterly comparisons have been impacted by the former Delphi contracts in Asia that were re-sourced to Autoliv at the end of March 2010.

•

One of Autoliv’s four plants in Japan suffered minor damages from the earthquake but was brought back to operations before vehicle manufacturers could resume their production. Autoliv’s own manufacturing is not hampered by component shortages, but some vehicle models to which Autoliv is a supplier can not currently be produced at volumes previously anticipated.

•	Autoliv has announced four additions to its manufacturing capacity in China. In Northern China, a new facility is under construction in Changchun that will replace the existing plant in the city and double Autoliv’s airbag and seatbelt assembly capacity in Northern China. Also in Nanjing, a completely new plant is under construction. This plant will increase Autoliv’s seatbelt capacity in the Shanghai area by 50%. In Southern China, the existing airbag and seatbelt plant in Guangzhou will be expanded by more than 50%. In addition, as previously announced, Autoliv is extending its Chinese manufacturing facility for safety electronics by 50%.

•

Autoliv secured a new revolving credit facility (RCF) that will replace the existing RCF which matures in November 2012. Both facilities amount to $1.1 billion. The new facility has a maturity of five years, with extension options of two more years. The refinancing offer was significantly oversubscribed. As for all of the Company’s significant debt, the new RCF does not have any financial covenants (i.e. performance-related restrictions).

•

Autoliv has acquired technologies for camera-based forward-looking systems from Hella, the German manufacturer of lighting technologies and electronics, and signed a cooperation agreement for further development of these technologies. They are used in Traffic Sign Recognition (TSR) systems to help the driver keep the correct speed, Lane Departure Warning (LDW) systems and for automatically dipping head lights in Light Source Recognition systems.

•	Autoliv has received Toyota’s Excellence Award for outstanding performance during 2010.

Annual General Meeting of Shareholders

The 2011 Annual Meeting of Shareholders will be held in Chicago on May 10. Holders of record at the close of business on March 14 are entitled to be present and vote at the Meeting. A Notice of Internet Availability of Proxy Material was mailed to shareholders in the end of March.

Dividend

As previously announced, the Company has decided to increase once again the quarterly dividend to shareholders. This time the dividend was increased by 8%, which follows upon increases of 14% and 17% in the latest quarterly dividend announcements.

The new dividend will be 43 cents per share which will be paid on Thursday, June 2, 2011 to shareholders of record on May 5. The ex-date, when the shares will trade without the right to the dividend, will be May 3, 2011.

As a result of this additional increase, the total dividend paid is expected to be $38 million, 23% higher than the highest dividend amount paid before the crisis.

Next Report

Autoliv intends to publish the quarterly report for the second quarter 2011 on Thursday July 21.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q1 – Report 2011

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued

uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR.

Q1 – Report 2011

KEY RATIOS

	Quarter January-March		Latest 12 Months	Full Year
	2011	2010	April 10 – March 11	2010
Earnings per share, basic	$2.04	$1.48	$7.31	$6.77
Earnings per share, diluted 1)	$1.93	$1.39	$6.94	$6.39
Total parent shareholders’ equity per share	34.76	29.24	34.76	32.89

Cash dividend paid per share	0.40	—	1.05	0.65
Operating working capital, $ in millions 2)	513	426	513	388
Capital employed, $ in millions 3)	3,243	3,153	3,243	3,066
Net debt, $ in millions 2)	129	619	129	127
Net debt to capitalization, % 4)	4	20	4	4

Gross margin, % 5)	22.1	22.3	22.2	22.2
Operating margin, % 6)	12.1	11.4	12.3	12.1

Return on total equity, % 7)	24.1	20.6	23.2	22.3
Return on capital employed, % 8)	32.5	24.9	29.9	28.2

Average no. of shares in millions 1)	93.9	90.8	93.0	92.4
No. of shares at period-end in millions 9)	89.2	85.3	89.2	89.0
No. of employees at period-end	35,531	31,010	35,531	34,590
Headcount at period-end10)	45,729	39,699	45,729	43,325
Days receivables outstanding 11)	70	72	77	69
Days inventory outstanding 12)	29	32	33	32

1)	Assuming dilution and net of treasury shares.
2)	Non-GAAP measure; for reconciliation see enclosed tables below.
3)	Total equity and net debt.
4)	Net debt in relation to capital employed.
5)	Gross profit relative to sales.
6)	Operating income relative to sales.
7)	Net income relative to average total equity.
8)	Operating income and equity in earnings of affiliates, relative to average capital employed.
9)	Excluding dilution and net of treasury shares.
10)	Includes temporary hourly personnel.
11)	Outstanding receivables relative to average daily sales.
12)	Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data)

	Quarter January - March		Latest 12 Months	Full Year
	2011	2010	April 10 – March 11	2010
Net sales
- Airbag products	$1,385.4	$1,126.8	$4,981.1	$4,722.5
- Seatbelt products	686.3	574.8	2,474.9	2,363.4
- Active safety products	36.9	19.2	102.4	84.7

Total net sales	2,108.6	1,720.8	7,558.4	7,170.6

Cost of sales	(1,642.6)	(1,337.3)	(5,883.8)	(5,578.5)

Gross profit	466.0	383.5	1,674.6	1,592.1

Selling, general & administrative expenses	(90.9)	(81.1)	(337.0)	(327.2)
Research, development & engineering expenses, net	(114.5)	(91.6)	(384.2)	(361.3)
Amortization of intangibles	(3.7)	(4.3)	(17.4)	(18.0)
Other income (expense), net	(2.1)	(11.1)	(7.4)	(16.4)

Operating income	254.8	195.4	928.6	869.2

Equity in earnings of affiliates, net of tax	1.3	(1.2)	8.0	5.5
Interest income	0.9	0.8	3.5	3.4
Interest expense	(15.4)	(14.5)	(55.2)	(54.3)
Loss on extinguishment of debt	—	—	(12.3)	(12.3)
Other financial items, net	(1.8)	(1.3)	(6.5)	(6.0)

Income before income taxes	239.8	179.2	866.1	805.5

Income taxes	(57.3)	(51.0)	(216.3)	(210.0)

Net income	$182.5	$128.2	$649.8	$595.5

Less; Net income attributable to non-controlling interests	1.0	1.7	4.2	4.9
Net income attributable to controlling interests	$181.5	$126.5	$645.6	$590.6

Earnings per share 1)	$1.93	$1.39	$6.94	$6.39

1)	Assuming dilution and net of treasury shares.

Q1 – Report 2011

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010
Assets
Cash & cash equivalents	$605.2	$587.7	$487.2	$459.4	$302.3
Receivables, net	1,625.2	1,367.6	1,453.1	1,358.9	1,315.4
Inventories, net	609.1	561.7	564.3	505.7	510.0
Other current assets	185.1	171.6	166.9	131.5	161.3

Total current assets	3,024.6	2,688.6	2,671.5	2,455.5	2,289.0

Property, plant & equipment, net	1,075.6	1,025.8	1,016.8	962.1	1,012.2
Investments and other non-current assets	231.6	228.1	226.2	227.6	228.9
Goodwill assets	1,620.7	1,612.3	1,615.1	1,601.2	1,610.1
Intangible assets, net	106.8	109.7	114.0	117.3	122.2

Total assets	$6,059.3	$5,664.5	$5,643.6	$5,363.7	$5,262.4

Liabilities and equity
Short-term debt	$107.1	$87.1	$156.2	$169.6	$134.5
Accounts payable	1,130.9	1,003.1	981.1	948.4	873.0
Other current liabilities	809.8	744.3	774.1	675.7	691.0

Total current liabilities	2,047.8	1,834.5	1,911.4	1,793.7	1,698.5

Long-term debt	639.9	637.7	680.0	708.8	792.5
Pension liability	140.2	136.0	118.3	113.4	113.5
Other non-current liabilities	117.8	117.1	126.8	126.3	124.4

Total non-current liabilities	897.9	890.8	925.1	948.5	1,030.4

Total parent shareholders’ equity	3,100.6	2,927.3	2,798.0	2,617.6	2,494.0
Non-controlling interest	13.0	11.9	9.1	3.9	39.5

Total equity	3,113.6	2,939.2	2,807.1	2,621.5	2,533.5

Total liabilities and equity	$6,059.3	$5,664.5	$5,643.6	$5,363.7	$5,262.4

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter January - March		Latest 12 months	Full Year
	2011	2010	April 10 – March 11	2010
Net income	$182.5	$128.2	$649.8	$595.5
Depreciation and amortization	65.4	73.4	273.7	281.7
Other, net	2.4	24.3	35.8	57.7
Changes in operating assets and liabilities	(108.9)	(77.0)	(42.4)	(10.5)

Net cash provided by operating activities	141.4	148.9	916.9	924.4

Capital expenditures, net	(80.1)	(36.1)	(268.4)	(224.4)
Acquisitions of businesses and other, net	1.9	(59.6)	(11.3)	(72.8)

Net cash used in investing activities	(78.2)	(95.7)	(279.7)	(297.2)

Net cash before financing 1)	63.2	53.2	637.2	627.2

Net increase (decrease) in short-term debt	9.8	(182.0)	(86.8)	(278.6)
Issuance of long-term debt	—	—	19.8	19.8
Repayments and other changes in long-term debt	—	(29.2)	(141.6)	(170.8)
Dividends paid	(35.6)	—	(93.3)	(57.7)
Cash paid for extinguishment of debt	—	—	(8.3)	(8.3)
Common stock options exercised	7.1	3.5	32.8	29.2
Acquisition of subsidiary shares from non- controlling interests	—	(13.3)	(50.4)	(63.7)
Capital contribution from non-controlling interests	—	—	1.2	1.2
Effect of exchange rate changes on cash	(27.0)	(2.6)	(7.7)	16.7

Increase (decrease) in cash and cash equivalents	17.5	(170.4)	302.9	115.0

Cash and cash equivalents at period-start	587.7	472.7	302.3	472.7

Cash and cash equivalents at period-end	$605.2	$302.3	$605.2	$587.7

1)	Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 – Report 2011

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2011	December 31 2010	September 30 2010	June 30 2010	March 31 2010
Total current assets	$3,024.6	$2,688.6	$2,671.5	$2,455.5	$2,289.0
Total current liabilities	(2,047.8)	(1,834.5)	(1,911.4)	(1,793.7)	(1,698.5)

Working capital	976.8	854.1	760.1	661.8	590.5
Cash and cash equivalents	(605.2)	(587.7)	(487.2)	(459.4)	(302.3)
Short-term debt	107.1	87.1	156.2	169.6	134.5
Derivative asset and liability, current	(4.1)	(0.7)	6.9	7.7	2.8
Dividends payable	38.3	35.6	31.0	25.6	—

Operating working capital	$512.9	$388.4	$467.0	$405.3	$425.5

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	March 31 2011	December 31 2010	September 30 2010	June 30 2010	March 31 2010
Short-term debt	$107.1	$87.1	$156.2	$169.6	$134.5
Long-term debt	639.9	637.7	680.0	708.8	792.5

Total debt	747.0	724.8	836.2	878.4	927.0
Cash and cash equivalents	(605.2)	(587.7)	(487.2)	(459.4)	(302.3)
Debt-related derivatives	(12.4)	(10.0)	(11.2)	(2.2)	(5.4)

Net debt	$129.4	$127.1	$337.8	$416.8	$619.3

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliations below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter January - March

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	11.1	$81.3	27.0	$140.9	(14.7)	$(28.4)	22.6	$39.6	10.3	$9.8	14.1	$243.2
Currency effects	0.9	6.5	1.5	7.9	10.2	19.7	3.8	6.6	2.9	2.7	2.5	43.4
Acquisitions/divestitures	0.4	3.2	—	—	—	—	4.8	8.4	94.0	89.6	5.9	101.2

Reported change	12.4	$91.0	28.5	$148.8	(4.5)	$(8.7)	31.2	$54.6	107.2	$102.1	22.5	$387.8